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                      January 24, 2022

       William Rhind
       Chief Executive Officer and Chief Financial Officer
       GraniteShares Gold Trust
       c/o GraniteShares LLC
       205 Hudson Street, 7th floor
       New York, NY 10013

                                                        Re: GraniteShares Gold
Trust
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Filed on August 13,
2021
                                                            File No. 001-38195

       Dear Mr. Rhind:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance